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                                                                      Exhibit 15


               Letter re: Unaudited Interim Financial Information




The Midland Company:

         We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Midland Company and subsidiaries for the periods ended March 31, 1999 and 1998, as indicated in our report dated April 12, 1999; because we did not perform an audit, we expressed no opinion on that information.

         We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, is incorporated by reference in this Registration Statement.

         We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Cincinnati, Ohio


May 12, 1999